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                                                                      SCHEDULE B

                         SHAREHOLDERS SERVICES AGREEMENT
                              COMPENSATION SCHEDULE
                           EFFECTIVE DECEMBER 2, 2004

                      DELAWARE INVESTMENTS FAMILY OF FUNDS


1. Delaware Service Company, Inc. ("DSC") will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. Except as otherwise provided in paragraphs 4 and 5, the charge consists of an annual per account charge of $21.25 per annum for each open and closed account on DSC's records and each account held on a sub-accounting system maintained by firms that hold accounts on an omnibus basis.

     These charges will be assessed monthly on a pro rata basis and will be determined using the number of accounts maintained as of the last calendar day of each month.

     Subtransfer agency fees (or similar fees) related to accounts on a retirement processing system will be passed on to the Fund at cost, without markup.

4. DSC's compensation for providing services to the Series of Delaware VIP Trust (the "VIP Trust") will be 0.01% of average daily net assets per Series annually. DSC will bill, and the VIP Trust will pay, such compensation monthly. In addition, in the conduct of the business of DSC and the VIP Trust and in performance of this Agreement, each party will bear its allocable portion of expenses common to each.

5. DSC's compensation for providing services to the Portfolios of Delaware Pooled Trust (the "DPT Trust") (other than The Real Estate Investment Trust Portfolio) will be 0.01% of average daily net assets per Portfolio annually. DSC will bill, and the DPT Trust will pay, such compensation monthly. In addition, in the conduct of the business of DSC and the DPT Trust and in performance of this Agreement, each party will bear its allocable portion of expenses common to each. Notwithstanding anything in this paragraph to the contrary, DSC's compensation for The Real Estate Investment Trust Portfolio will be as set forth in paragraph 3 above.

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AGREED AND ACCEPTED:

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DELAWARE SERVICE COMPANY, INC.                    DELAWARE GROUP EQUITY FUNDS I
                                                  for its series set forth in Schedule A to this
                                                  Agreement


By:      Douglas L. Anderson                       By:      Jude T. Driscoll
         --------------------------------                   ---------------------------------------
Name:    Douglas L. Anderson                       Name:    Jude T. Driscoll
Title:   Senior Vice President/Operations         Title:    Chairman/President/Chief Executive
                                                            Officer

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